Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/05/2006	$14,000	Federal National Mortgage	4.875%	01/11/2008
01/09/2006	13,500	Federal National Mortgage	4.875	01/11/2008
01/25/2006	8,000	Federal National Mortgage	4.960	02/08/2008